June 17, 1997


EnergyNorth, Inc.
1260 Elm Street
Manchester, NH 03101

Ladies and Gentlemen:

     You have requested our opinion as to certain matters concerning shares of EnergyNorth, Inc.'s $1.00 par value common stock with respect to which you are filing a registration statement on Form S-8 with the Securities and Exchange Commission (the "Registration Statement"). The aforesaid shares are to be granted pursuant to the EnergyNorth, Inc. Director Incentive Compensation Plan (the "Plan") and pursuant to a vote of the Board of Directors on February 5, 1997. Such shares will either be issued by EnergyNorth, Inc. from authorized but unissued shares or shares will be purchased by EnergyNorth, Inc. from issued and outstanding shares and reissued to Plan participants (the "Shares"). The Plan is incorporated by reference as Exhibit 99 to the Registration Statement.

     We have examined such corporate documents and made such investigations of matters of fact and law as we deemed necessary to the rendition of this opinion. We have assumed that there will be no material changes in the documents examined and the matters investigated and that there will be authorized but unissued shares available for issue in sufficient amounts at the time that any Shares are issued. Based upon such examinations and investigation, and upon those assumptions, we are of the opinion that the Shares, when issued in accordance with the Plan will be duly authorized, legally issued, fully paid and nonassessable.

     We consent to the filing of this letter as an Exhibit to the Registration Statement and to all references to us in the Registration Statement.


                 McLANE, GRAF, RAULERSON & MIDDLETON, PROFESSIONAL ASSOCIATION


                             By:/s/ Richard A. Samuels
                                Richard A. Samuels